For Immediate Release		Exhibit 99.1

Contact:	Deborah R. Gordon	Frances Doria
	Vice President, Investor Relations	Director, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7716	(781) 999-7377

HOLOGIC ANNOUNCES FOURTH QUARTER

AND FISCAL 2008 OPERATING RESULTS

Fourth Quarter Revenues Increase to Record High

BEDFORD, Mass. (November 11, 2008)—Hologic, Inc. (Hologic or the Company) (NASDAQ: HOLX), a leading developer, manufacturer and supplier of premium diagnostics, medical imaging systems and surgical products dedicated to serving the healthcare needs of women, today announced its results for the fourth quarter and fiscal year ended September 27, 2008.

Highlights of the quarter include:

•	Record revenues of $442.5 million.
•	Record 452 Selenia full field digital mammography systems installed and recognized as revenue.
•	First Selenia Dimensions “Tomosynthesis/3-D” digital mammography systems installed internationally and recognized as revenue while building a backlog for delivery in future quarters.
•

Fourth quarter 2008 net loss was $144.4 million or $0.56 per diluted share, calculated in accordance with generally accepted accounting principles in the U.S. (GAAP). This net loss included significant charges relating to the Third Wave acquisition.

•

Fourth quarter 2008 non-GAAP adjusted net income was $77.2 million, or $0.30 per diluted share, and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) was $155.3 million. A reconciliation of GAAP to non-GAAP results is included as an attachment to this press release.

•	Acquisition of Third Wave Technologies on July 24, 2008.
•	Term loan reduced from an initial balance of $540 million at July 24, 2008, to fund the Third Wave acquisition, to $465 million at September 27, 2008.

Fourth quarter fiscal 2008 revenues totaled $442.5 million, a 118% increase when compared to revenues of $202.6 million in the fourth quarter of fiscal 2007. The increase was primarily attributable to the inclusion of approximately $195.5 million of revenues from the diagnostic, surgical and MammoSite product lines acquired in the merger with Cytyc Corporation on October 22, 2007.

For the fourth quarter of fiscal 2008, Hologic reported a net loss of $144.4 million, or $0.56 per diluted share, compared with net income of $32.1 million, or $0.29 per diluted share, in the fourth quarter of fiscal 2007. Included in the fourth quarter of fiscal 2008 results were charges relating to the Third Wave acquisition of: $195.2 million attributable to acquired in-process research and development costs; $3.9 million attributable to the increase in cost of revenues relating to the write-up of inventory to fair market value; $1.1 million attributable to the amortization of intangibles; and $0.5 million of stock-based compensation incurred in connection with the termination of former Third Wave executives. Also included was a charge of $25.5 million attributable to the amortization of intangibles relating to the Cytyc merger. Earnings per share information for 2007 have been restated to reflect the Company’s 2-for-1 stock split effected on April 2, 2008.

The Company’s non-GAAP adjusted net income for the fourth quarter of fiscal 2008 increased 135% to $77.2 million compared to $32.9 million in the fourth quarter of fiscal 2007. The Company’s fiscal 2008 fourth quarter non-GAAP adjusted net income primarily excludes: a $32.0 million charge to costs and expenses to amortize the intangible assets acquired from Third Wave, Cytyc, AEG, BioLucent, Fischer, R2 and Suros; a $195.2 million in-process research and development charge related to the acquisition of Third Wave; and a $3.9 million increase in cost of revenues relating to the write-up of acquired inventory of Third Wave to fair value.

Non-GAAP adjusted net income and non-GAAP adjusted earnings per share (EPS) are non-GAAP financial measures. Reconciliations of adjusted net income and adjusted earnings per share to the Company’s net (loss) income and (loss) earnings per share for the fourth quarter and fiscal years 2008 and 2007 are set forth in the supplemental disclosure schedule attached to this press release. When analyzing the Company’s operating performance, investors should not consider these non-GAAP measures as a substitute for net (loss) income and (loss) earnings per share prepared in accordance with GAAP.

During the fourth quarter, Hologic recognized as revenue the sale of 452 Selenia full-field digital mammography systems, including the sale of the Company’s first Selenia Dimensions tomosynthesis systems, which were sold internationally. As of September 27, 2008, total backlog for all products was $360.4 million.

“Our Selenia systems continued to achieve record revenues and unit shipments, and we are very excited about the international deliveries of our first Selenia Dimensions tomosynthesis systems during the fourth quarter,” said Rob Cascella, President and COO. “We continue to focus on broadening our installed base of digital mammography systems both domestically and internationally, as well as further penetrating the international market for our ThinPrep franchise. We are also pleased with the continued recovery of our NovaSure product line during the last two quarters. The changes we implemented during the second quarter to focus on longer-term customer commitments and targeting in-office sales have met with initial success.”

For the twelve months ended September 27, 2008, revenues increased 127% to $1.674 billion, compared to revenues of $738.4 million in the twelve months ended September 29, 2007. For the twelve months ended September 27, 2008, Hologic recognized a net loss of $385.6 million, or $1.57 per diluted share, compared with net income of $94.6 million, or $0.86 per diluted share, for the comparable twelve-month period in fiscal 2007. Included in the twelve months of fiscal 2008 results were the results of operations of Cytyc and Third Wave, as well as charges relating to the Cytyc merger and the Third Wave acquisition included in the adjustments described below.

The Company’s non-GAAP adjusted net income for fiscal year 2008 increased 182% to $294.7 million, or $1.18 per diluted share, compared to the Company’s non-GAAP adjusted net income of $104.6 million for fiscal year 2007, or $0.95 per diluted share. The Company’s fiscal year 2008 non-GAAP adjusted net income primarily excludes: a $119.5 million charge to costs and expenses to amortize the intangible assets acquired from Third Wave, Cytyc, AEG, BioLucent, Fischer, R2 and Suros ($97.2 million relates specifically to Cytyc and Third Wave); $565.2 million of in-process research and development charges related to the merger with Cytyc and the acquisition of Third Wave; and a $46.3 million increase in cost of revenues relating to the write-up of acquired inventory to fair value.

Jack Cumming, Chairman and CEO added, “Fiscal 2008 was a challenging year for Hologic. Investments we made in our technology coupled with our business strategy have enabled the creation of an ever expanding portfolio of products for women’s health. In fiscal 2009 we have several challenges including the integration of our two recent acquisitions and a fragile global economic environment. We believe we are well-positioned for continued success with our current product lines and look forward to the prospect of launching new technologies to expand our opportunities for growth.”

In connection with its transformational merger with Cytyc in early fiscal 2008, the Company added two significant new operating segments and combined a number of previous operating segments to better align the new resources of the combined company. The Company now has four reporting segments: Breast Health (formerly Mammography/Breast Care), Diagnostics, GYN Surgical and Skeletal Health. The Diagnostics and GYN Surgical reporting segments were previously part of Cytyc. The AEG and MammoSite operations (the latter, formerly a part of Cytyc) are now included in Breast Health, and the osteoporosis assessment, mini C-arm and MRI product lines are included in Skeletal Health.

Fourth quarter financial overview by segment:

•

Breast Health revenues increased 25% to $221.0 million for the fourth quarter of fiscal 2008 from $177.0 million for the same period in fiscal 2007. This increase was primarily due to continued increasing sales of Selenia systems and the addition of two new product lines as compared to the prior year: MammoSite radiation therapy system and MammoPad breast cushions.

•

Diagnostics revenues, which include the Company’s ThinPrep products, Full Term Fetal Fibronectin test, and the recently acquired Third Wave products, totaled $133.7 million, including $5.9 million from Third Wave, for the fourth quarter of fiscal 2008. In addition to $200.7 million of acquisition related charges, the operations of Third Wave contributed $5.0 million to the operating losses incurred by the Company in the fourth quarter of fiscal 2008. The Company recognized no revenues from this segment prior to the completion of its merger with Cytyc on October 22, 2007.

•

GYN Surgical revenues, which include the Company’s NovaSure endometrial ablation system and the Adiana complete transcervical sterilization system which is under development, totaled $59.7 million for the fourth quarter of fiscal 2008. The Company recognized no revenues from this segment prior to the completion of its merger with Cytyc on October 22, 2007.

•

Skeletal Health revenues increased to $28.1 million for the fourth quarter of fiscal 2008 from $25.6 million for the same period in fiscal 2007. This increase was primarily the result of increased system sales of the mini C-arm product line.

Third Wave Technologies:

On July 24, 2008, Hologic completed the acquisition of Third Wave for approximately $600 million in cash. In connection with this acquisition the Company entered into an amended credit agreement providing $540 million of senior secured term loans and incurred approximately $8.1 million of additional interest expense, which includes amortization of debt issuance costs, in the fourth quarter of fiscal 2008.

Tomosynthesis Update and Pending PMA Approvals:

On July 30, 2008 we received a letter from the FDA requesting additional information in connection with our PMA application for our new 3-D full field digital mammography system (Selenia Dimensions Tomosynthesis system). We have since compiled the information and responded to the FDA. In addition, we have two other products, the Adiana transcervical sterilization system and two Third Wave HPV filings (CerVista HR and CerVista Genotyping), which are also being reviewed by the FDA. Since we do not directly control the timing of approval, we are unable to estimate with any certainty if or when we may begin to market these products in the U.S.

Financial Guidance:

Our guidance for Fiscal 2009 reflects our current core products and does not reflect any future revenue or earnings contributions from the U.S. market for any of the three products currently before the FDA awaiting PMA approval:

Fiscal 2009 (ending September 26, 2009):

•

Fiscal 2009 revenues are expected to increase to approximately $1.825 to $1.850 billion, driven primarily by an increase in revenues in our diagnostics segment, including the recently acquired Third Wave products, and from growth in our NovaSure product line.

•

We expect GAAP gross margins to be approximately 54%, including amortization of intangibles of approximately $143 million, and GAAP operating expenses to be approximately $605 million to $615 million, including amortization of intangibles of approximately $53 million.

•

We expect GAAP EPS to be approximately $0.73 to $0.75 per diluted share and we expect non-GAAP adjusted EPS, excluding the amortization of intangibles of approximately $196 million, to be approximately $1.22 to $1.24 per diluted share. Included in this guidance are the full year results of Third Wave, excluding any U.S. contribution for an FDA approval of the HPV PMA, which we expect to be dilutive to non-GAAP adjusted EPS by $0.12 per share. A reconciliation of our GAAP to non-GAAP fiscal 2009 projections is included as an attachment to this press release.

First Quarter Fiscal 2009 (Quarter ending December 27, 2008):

•	First quarter fiscal 2009 revenues are expected to be approximately $441 million to $443 million.

•

We expect GAAP gross margins to be approximately 53% to 54%, including amortization of intangibles of approximately $36 million, and GAAP operating expenses to be approximately $149 million to $151 million, including amortization of intangibles of approximately $13 million.

•

We expect GAAP EPS to be approximately $0.16 to $0.17 per diluted share and we expect non-GAAP adjusted EPS, excluding the amortization of intangibles of $49 million, to be approximately $0.29 to $0.30 per diluted share. This includes the results of Third Wave which we expect to be dilutive to non-GAAP adjusted EPS by $0.04 per share. A reconciliation of our GAAP to non-GAAP first quarter fiscal 2009 projections is included as an attachment to this press release.

•

Included above are increased operating expenses compared to the fourth quarter of fiscal 2008 primarily from the inclusion of Third Wave for a full quarter, the Company’s participation in its annual national sales meeting, its participation at the RSNA tradeshow, and research and development expenses associated with the timing of clinical milestones.

We may incur charges or realize gains in fiscal 2009 that could cause actual results to vary from the guidance above. Since we cannot predict with certainty the nature or the amount of non-operating or unusual charges for fiscal 2009, or non-recurring operating amounts such as future impairments, we have made no assumptions regarding other such charges in the guidance above. In addition, we are continuing to monitor the effects of the U.S. and general worldwide economic conditions and related uncertainties, which, along with other uncertainties facing our business, could adversely affect our anticipated results.

Stock Split:

The Company completed a two-for-one stock split, effected in the form of a stock dividend with a record date of March 21, 2008 and a payment date of April 2, 2008. The Company’s financial information in this press release and the financial statements to be included in its Annual Report on Form 10-K for its twelve months ended September 27, 2008 will retroactively reflect the stock split.

Conference Call and Webcast:

Hologic’s management will host a conference call on Tuesday, November 11, 2008 at 5:00 p.m. (Eastern) to discuss fourth quarter and fiscal 2008 operating results. Interested participants may listen to the call by dialing 877-852-6580, or 719-325-4758 for international callers, and referencing code 1436273 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through Friday, November 21, 2008, at 888-203-1112, or 719-457-0820 for international callers, access code 1436273. The Company will also provide a live webcast of the call on the investor relations page of the Company’s website at www.hologic.com/investor. A replay of the call will also be available on the investor relations page of the Company’s website at www.hologic.com/investor shortly after the completion of the live broadcast. A power point presentation related to the conference call will be posted after the close of the market on Tuesday, November 11, 2008, on the investor relations page of the Company’s website at www.hologic.com/investor.

About Hologic, Inc.:

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women. Hologic’s core business units are focused on breast health, diagnostics, GYN surgical, and skeletal health. Hologic provides a comprehensive suite of technologies with products for mammography and breast biopsy, radiation treatment for early-stage breast cancer, cervical cancer screening, treatment for menorrhagia, osteoporosis assessment, preterm birth risk assessment, mini C-arm for extremity imaging and molecular diagnostic products including reagents for a variety of DNA and RNA analysis applications.

Hologic, Adiana, AEG, Cytyc, BioLucent, FullTerm, MammoSite, NovaSure, R2, Suros, Selenia, Dimensions, ThinPrep and Third Wave and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statement Disclaimer:

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: the Company’s backlog and any implication that the Company’s backlog may be indicative of future sales; the Company’s expectations regarding product development and opportunities for growth; the Company’s expectation regarding the contribution of Third Wave Technologies; and the Company’s outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

The Company’s backlog consists of purchase orders for which delivery is scheduled within the next twelve months, as specified by the customer. In certain circumstances, orders included in backlog may be canceled or rescheduled by customers without significant penalty. Therefore, backlog as of any particular date should not be relied upon as indicative of the Company’s revenues for any future period. Other risks and uncertainties that could adversely affect the Company’s business and prospects include without limitation: U.S. and general worldwide economic conditions and related uncertainties, including the recent global financial turmoil and associated economic downturn; the Company’s reliance on third party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement; the Company’s ability to integrate its acquisitions and business combinations effectively; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; manufacturing risks, including the Company’s reliance on a single source of supply for key components, and the need to comply with especially high standards for the manufacture of many of its products; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company’s products; the risk of adverse events and product liability claims; risks related to the use and protection of intellectual property; expenses and uncertainties relating to litigation; technical innovations that could render products marketed or under development by the Company obsolete; competition; general future legislative, regulatory, or tax changes; the risks of conducting business internationally, including the effect of exchange rate fluctuations on those operations; financing risks, including the Company’s obligation to meet financial covenants and payment obligations under the Company’s financing arrangements and leases; and the Company’s ability to attract and retain qualified personnel.

The risks included above are not exhaustive. Other factors that could adversely affect the Company’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

HOLOGIC, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share data)

ASSETS
	September 27, 2008	September 29, 2007
CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$99,290	$100,403
Accounts receivable, net	327,201	152,743
Inventories	174,667	105,289
Deferred income tax asset	53,660	29,356
Prepaid expenses and other current assets	38,760	11,389

Total current assets	693,578	399,180

Property and equipment, net	283,975	69,769
Intangible assets, net	2,629,651	174,361
Goodwill, net	4,450,496	407,528
Other assets, net	76,932	15,511

	$8,134,632	$1,066,349

LIABILITIES AND STOCKHOLDERS’ EQUITY

	September 27, 2008	September 29, 2007
CURRENT LIABILITIES:
Current portion of notes payable	$38,480	$1,977
Accounts payable	59,590	42,289
Accrued expenses	154,746	88,577
Deferred revenue	78,559	45,769
Deferred gain	9,500	—

Total current liabilities	340,875	178,612

Notes payable net of current portion	437,420	9,222
Convertible debt	1,725,000	—
Deferred tax liabilities	920,838	54,866
Deferred revenue	10,777	10,135
Other long term liabilities	57,453	7,791

Total long term liabilities	3,151,488	82,014

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value-
Authorized - 750,000 shares
Issued - 256,373 and 110,300 shares, respectively	2,564	1,103
Capital in excess of par value	4,853,836	633,477
Retained earnings	(217,643)	168,453
Accumulated other comprehensive income	4,945	4,123
Treasury stock, 214 shares, at cost	(1,433)	(1,433)

Total stockholders’ equity	4,642,269	805,723

	$8,134,632	$1,066,349

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
REVENUES	$442,513	$202,564	$1,674,499	$738,368

COSTS AND EXPENSES (1):
Cost of revenues	176,571	102,326	686,671	381,777
Cost of revenues – amortization of intangible assets	25,661	2,724	95,310	11,262
Research and development	20,944	11,262	81,421	44,381
Selling and marketing	67,793	23,321	261,524	85,520
General and administrative	38,293	14,994	147,405	62,092
Amortization of acquired intangible assets	6,541	1,439	25,227	5,584
Restructuring	—	—	6,383	—
Impairment of acquired intangible assets	—	—	2,900	—
Acquired in-process research and development	195,200	—	565,200	—

	531,003	156,066	1,872,041	590,616

(Loss) income from operations	(88,490)	46,498	(197,542)	147,752
Interest income	799	1,185	4,528	2,815
Interest and other (expense) income, net	(21,642)	48	(86,127)	(2,078)

(Loss) income before provision for income taxes	(109,333)	47,731	(279,141)	148,489
Provision for income taxes	35,041	15,621	106,476	53,911

Net (loss) income	$(144,374)	$32,110	$(385,617)	$94,578

Net (loss) income per common and common equivalent share:
Basic	$(0.56)	$0.30	$(1.57)	$0.88

Diluted	$(0.56)	$0.29	$(1.57)	$0.86

Weighted average number of common shares outstanding:
Basic	256,060	108,012	245,968	106,873

Diluted	256,060	110,343	245,968	109,669

(1) Stock-based Compensation included in Costs and Expenses:
Cost of revenues	$542	$166	$2,293	$695
Research and development	1,024	206	2,806	828
Selling and marketing	1,085	112	3,487	602
General and administrative	3,525	929	15,137	3,979
Restructuring	—	—	1,941	—

	$6,176	$1,413	$25,664	$6,104

Hologic, Inc. and Subsidiaries

Consolidated Statements of Operations and

Reconciliation of GAAP Net (Loss) Income and EPS to Non-GAAP Adjusted Net Income and EPS and to Adjusted EBITDA

(Unaudited)

(In thousands, except earnings per share)

	Three Months Ended September 27, 2008					Three Months Ended September 29, 2007
	GAAP	Adjustments		Non-GAAP		GAAP	Adjustments		Non-GAAP
REVENUES	$442,512	$—		$442,512		$202,564	$—		$202,564

COSTS AND EXPENSES:
Cost of revenues	176,570	(3,933	)(1)	172,637		102,326	—		102,326
Cost of revenues –
Amortization of intangible assets	25,661	(25,426	)(2)	235		2,724	(2,460	)(2)	264
Research and development	20,944	—		20,944		11,262	—		11,262
Selling and marketing	67,793	—		67,793		23,321	—		23,321
General and administrative	38,293	(480	)(3)	37,813		14,994	—		14,994
Amortization of acquired intangible assets	6,542	(6,542	)(2)	—		1,439	(1,439	)(2)	—
Acquired in-process research and development	195,200	(195,200	)(5)	—		—	—		—

	531,003	(231,581)		299,422		156,066	(3,899)		152,167

(Loss) income from operations	(88,491)	231,581		143,090		46,498	3,899		50,397
Interest income	800	—		800		1,185	—		1,185
Interest and other (expense) income, net	(21,643)	—		(21,643)		48	—		48

(Loss) income before provision for income taxes	(109,334)	231,581		122,247		47,731	3,899		51,630
Provision for income taxes	35,041	9,995	(8)	45,036		15,621	3,121	(9)	18,742

Net (loss) income	$(144,375)	$221,586		$77,211		$32,110	$778		$32,888

Net (loss) income per common and common equivalent share:
Basic	$(0.56)			$0.30		$0.30			$0.30

Diluted	$(0.56)			$0.30	(10)	$0.29			$0.30

Non-GAAP Adjusted Net Income				$77,211
Adjustments:
Interest Expense, Net				19,011
Provision for Income Taxes				45,036
Depreciation and amortization, not adjusted above				14,000

Adjusted EBITDA				$155,258

(1)—(10) see explanatory notes on following pages.

Hologic, Inc. and Subsidiaries

Consolidated Statements of Operations and

Reconciliation of GAAP Net (Loss) Income and EPS to Non-GAAP Adjusted Net Income and EPS

(Unaudited)

(In thousands, except earnings per share)

	Twelve Months Ended September 27, 2008					Twelve Months Ended September 29, 2007
	GAAP	Adjustments		Non-GAAP		GAAP	Adjustments		Non-GAAP
REVENUES	$1,674,498	$—		$1,674,498		$738,368	$—		$738,368

COSTS AND EXPENSES:
Cost of revenues	686,670	(46,301	)(1)	640,369		381,777	—		381,777
Cost of revenues –
Amortization of intangible assets	95,310	(94,291	)(2)	1,019		11,262	(10,194	)(2)	1,068
Research and development	81,421	—		81,421		44,381	—		44,381
Selling and marketing	261,525	—		261,525		85,520	—		85,520
General and administrative	147,405	(5,405	)(3)(4)	142,000		62,092	—		62,092
Amortization of acquired intangible assets	25,227	(25,227	)(2)	—		5,584	(5,584	)(2)	—
Restructuring	6,383	(6,383	)(6)	—		—	—		—
Impairment of acquired intangible assets	2,900	(2,900	)(7)	—		—	—		—
Acquired in-process research and development	565,200	(565,200	)(5)	—		—	—		—

	1,872,041	(745,707)		1,126,334		590,616	(15,778)		574,838

(Loss) income from operations	(197,543)	745,707		548,164		147,752	15,778		163,530
Interest income	4,528	—		4,528		2,815	—		2,815
Interest and other expense, net	(86,128)	—		(86,128)		(2,078)	—		(2,078)

(Loss) income before provision for income taxes	(279,143)	745,707		466,564		148,489	15,778		164,267
Provision for income taxes	106,476	65,406	(8)	171,882		53,911	5,718	(9)	59,629

Net (loss) income	$(385,619)	$680,301		$294,682		$94,578	$10,060		$104,638

Net (loss) income per common and common equivalent share:
Basic	$(1.57)			$1.20		$0.88			$0.98

Diluted	$(1.57)			$1.18	(10)	$0.86			$0.95

(1)—(10) see explanatory notes on following pages.

Explanatory Notes:

(1) To exclude the increase in cost of revenues resulting from the write-up of acquired Cytyc and Third Wave inventory sold during fiscal 2008.

(2) To exclude the on-going, non-cash amortization of the intangible assets acquired since fiscal 2006.

(3) To exclude the stock-based compensation associated with the termination of former Third Wave executives in the fourth quarter of fiscal 2008.

(4) To exclude stock-based compensation related to the acceleration of vesting and the modification of the terms of certain equity awards as a result of the merger of Cytyc in the first quarter of fiscal 2008.

(5) To exclude the non-cash expense associated with the write-off of the acquired in-process research and development related to the merger with Cytyc and acquisition of Third Wave in fiscal 2008.

(6) To exclude restructuring charges consisting of cash and stock-based compensation related to the resignation of the Company’s Executive Chairman in May 2008.

(7) To exclude the non-cash expense associated with the write-off of certain intangible assets acquired from Cytyc in the first fiscal quarter of 2008.

(8) To reflect an estimated effective tax rate of 36.8% on a non-GAAP basis.

(9) To reflect an estimated effective tax rate of 36.3% on a non-GAAP basis.

(10) Non-GAAP diluted earnings per share was calculated based on 259,242 and 250,569 weighted average diluted shares outstanding for the three and twelve months ended September 27, 2008, respectively.

Non-GAAP Financial Guidance:

This press release also includes estimates of future non-GAAP adjusted earnings and earnings per share. A reconciliation of these amounts to expected GAAP results is presented below:

	Three Months Ended December 27, 2008		Shares		Diluted Earnings per Share	Twelve Months Ended September 26, 2009		Shares		Diluted Earnings per Share
(In thousands, except per share amounts)
Projected GAAP Net Income	$42,300-$44,800		260,000		$0.16-$0.17	$190,900-$195,900		261,000		$0.73-$0.75
Adjustments:
Cost of Revenues – Amortization of Acquired Intangible Assets	36,300	(1)				143,400	(1)
Amortization of Acquired Intangible Assets	12,600	(1)				53,000	(1)
Income tax effect of reconciling items	(16,200	)(2)				(69,300	)(3)

Projected Non-GAAP Net Income	$75,000-$77,500		260,000	(4)	$0.29-$0.30	$318,000-$323,000		261,000	(4)	$1.22-$1.24

Explanatory Notes:

(1) To exclude the on-going, non-cash amortization of the intangible assets acquired.

(2) To reflect an estimated effective tax rate of 33% for the first fiscal quarter of 2009.

(3) To reflect an estimated effective tax rate of 35.25% for the full year of fiscal 2009.

(4) To reflect estimated diluted weighted average shares outstanding of 260,000 and 261,000 for the first quarter and full year of fiscal 2009, respectively.

Use of Non-GAAP Financial Measures:

The Company has presented the following non-GAAP financial measures in this press release: adjusted net income; adjusted EPS; and adjusted EBITDA. As set forth in the applicable reconciliation tables above, non-GAAP adjusted net income and non-GAAP adjusted EPS excludes the following items from GAAP net income and EPS: (i) non-cash expenses associated with the Company’s recent acquisitions, including the amortization and write-off of intangible assets, stock-based compensation expense associated with the termination of acquired employees, acceleration of the vesting or other modification of the terms of equity awards as a result of an acquisition, and the write-off of acquired research and development; (ii) the increase in cost of revenues resulting from the write-up of acquired inventory sold during the applicable period and (iii) restructuring charges. The Company’s non-GAAP adjusted EBITDA excludes from its GAAP net income (i) the items excluded in its calculation of adjusted net income, (ii) interest expense, net, (iii) provision for income taxes, and (iv) its depreciation and amortization expense not otherwise excluded in calculating its adjusted net income.

The Company believes the use of non-GAAP adjusted net income and non-GAAP EPS are useful to investors in comparing the results of operations in fiscal 2008 to the comparable period in fiscal 2007 by eliminating certain of the more significant effects of the acquisitions that took place since fiscal 2006. These measures also reflect how the Company manages the business internally and sets operational goals, and forms the basis of certain of its management incentive programs. In addition to the adjustments set forth in the calculation of its adjusted net income, its adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. As with the items eliminated in its calculation of adjusted net income, these items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. The items excluded in its calculation of its adjusted EBITDA presented herein are also excluded in the calculation of its adjusted EBITDA under its senior secured borrowing arrangements and used by the Company and its lenders in determining its compliance with its financial covenants under those arrangements. When analyzing the Company’s operating performance, investors should not consider these non-GAAP financial measures as a substitute for net income or EPS prepared in accordance with GAAP.